Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation KollagenX Corp. use of our report dated July 11, 2014, relating to the consolidated financial statements and financial statements which appear in this Form 10-K.

/s/ L.L. Bradford & Company, LLC
L.L. Bradford & Company, LLC
June 29, 2015